Exhibit 5.1




Writer's Direct Dial:  (212) 225-2636

                                                            September 23, 2002

Instinet Group Incorporated
Three Times Square
New York, New York 10036


                       Re:Instinet Group Incorporated
                          Registration Statement on Form S-8

Ladies and Gentlemen:

                  We have acted as special counsel to Instinet Group Incorporated, a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement") to be filed today with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), for the registration of 1,553,151 shares of Common Stock, par value $.01 per share (the "Shares"), to be issued under the Island Holding Company, Inc. 2001 Stock Incentive Plan (the "Incentive Plan") or the Island Holding Company, Inc. 2002 California Stock Appreciation Right Plan (together with the Incentive Plan, the "Plans"), which were assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of June 9, 2002 (as amended as of August 7, 2002), by and between the Company, Instinet Merger Corporation and Island Holding Company, Inc., and the related preferred share purchase rights (the "Rights") to be issued pursuant to the Rights Agreement, dated as of May 15, 2001 (as amended as of September 3,
2002), between the Company and Mellon Investor Services LLC, as Rights Agent.

                  We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

                  In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

                  Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

                  1. The Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the applicable Plan, at prices in excess of the par value thereof, will be validly issued, fully paid and nonassessable.

                  2. Upon issuance of the Shares in accordance with the terms of the applicable Plan, at prices in excess of the par value thereof, the Rights associated with the Shares will be validly issued.

                  The foregoing opinions are limited to the General Corporation Law of the State of Delaware.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.



                            Very truly yours,

                            CLEARY, GOTTLIEB, STEEN & HAMILTON


                            By /s/ Yvette  Teofan
                            ------------------------------------------
                            Name:  Yvette Teofan, a Partner